Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 4, 2006 accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of E-Z-EM, Inc. and Subsidiaries on Form 10-K for the fifty-three weeks ended June 3, 2006, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Melville, New York

January 18, 2007